UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

Progressive Care Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52684	32-0186005
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Ansin Blvd., Suite A

Hallandale Beach, FL 33009

(Address of Principal Executive Offices) (Zip Code)

(305) 760-2053

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2022, Progressive Care, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with NextPlat Corp (“NextPlat”), pursuant to which the Company has agreed to issue, and NextPlat has agreed to purchase, from time to time during the three year term of the SPA, up to an aggregate of $10 million of secured convertible debentures from the Company (the “Debentures”). Pursuant to the SPA, all purchases of the Debentures will be made at NextPlat’s sole election and the proceeds from each purchase will be used by the Company only as approved by NextPlat’s Board of Directors. Until used, the proceeds from each purchase of Debentures will be deposited in a controlled account. If and when NextPlat elects to purchase Debentures under the SPA, the minimum principal amount that can be purchased at any time is $1 million.

In addition, at the closing of each purchase under the SPA, the Company and NextPlat will enter into a Registration Rights Agreement (each, a “Registration Rights Agreement”) pursuant to which the Company will agree to register the shares of its common stock issued and issuable upon conversion in full of the Debentures purchased by NextPlat at such closing.

In accordance with the form of Debenture to be used for each purchase under the SPA, each Debenture will be convertible at any time, upon NextPlat’s election, to shares of the Company’s common stock at a conversion price of $0.03 per share (as may be adjusted from time to time for share dividends, stock splits, etc.). In addition, each Debenture will mature on the third anniversary of its issuance and bear interest at 5.0% per annum, payable quarterly. At NextPlat’s election, interest can be paid in cash, shares of the Company’s common stock, or some combination thereof. The Company has the right to prepay the Debenture at any time provided that it gives NextPlat seven (7) business days’ advance written notice, during which time NextPlat could elect to convert the Debenture to the Company’s common stock. Upon the prepayment of a Debenture, the Company will pay NextPlat an amount equal to the sum of: (i) all outstanding principal under such Debenture, plus (ii) all accrued and unpaid interest under such Debenture through the prepayment date, multiplied by (iii) 110%. While amounts are outstanding under a Debenture, the Company will be subject to certain restrictive covenants, including with respect to the incurrence of indebtedness, the imposition of liens on the Company’s assets, changes to the Company’s organization documents, and other customary events.

In connection with the SPA, on November 16, 2022, the Company and its subsidiaries, Touchpoint RX, LLC, a Florida limited liability company (“Touchpoint”), Family Physicians RX, Inc., a Florida corporation (“FPRX”), and ClearMetrX Inc., a Florida corporation (“ClearMetrX” and collectively with the Company’s, Touchpoint and FPRX, the “Borrower Parties”) entered into a Security Agreement (the “Security Agreement”) with NextPlat. Pursuant to the Security Agreement, the Borrower Parties granted NextPlat a security interest in all of their respective assets to secure the Company’s obligations under the Debentures.

The foregoing summaries of the SPA, Form of Debenture, Security Agreement, and Registration Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety, by reference to the SPA, Form of Debenture, Security Agreement, and Registration Rights Agreement attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively, which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by this Item 2.03, the information contained in Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

To the extent required by this Item 3.02, the information contained in Item 1.01 is incorporated herein by reference. The issuances of the foregoing securities were exempt from registration pursuant to Section 4(a)(2) of the Securities Act promulgated thereunder.

Item 5.01. Changes in Control of Registrant

The disclosure included in Item 1.01 above is incorporated herein by reference.

A change of control of the Company may result from the issuance and conversion of the Debentures pursuant to the SPA. Assuming the issuance of the Debentures in full to NextPlat and persons affiliated with NextPlat (collectively, the “NextPlat Parties”) and the exercise thereof in full, together with shares of the Company’s common stock owned by the NextPlat Parties or issuable to the NextPlat Parties upon the exercise, assuming the occurrence thereof, in full, of warrants and other securities convertible into the common stock of the Company, the NextPlat Parties would collectively own approximately 62% of the Company’s outstanding common stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Securities Purchase Agreement, dated November 16, 2022, by and between NextPlat and Progressive Care Inc.

10.2	Form of Debenture

10.3	Form of Security Agreement, dated as of November 16, 2022, by Progressive Care, Inc., Touchpoint RX, LLC, Family Physicians RX, Inc., and ClearMetrX Inc. in favor of NextPlat Corp

10.4	Form of Registration Rights Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESSIVE CARE, INC.

Date: November 18, 2022	By:	/s/ Charles M. Fernandez
	Name:	Charles M. Fernandez
	Title:	Chief Executive Officer